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                                                                                                   EXHIBIT 11.1

                                        VALERO ENERGY CORPORATION AND SUBSIDIARIES
                                             COMPUTATION OF EARNINGS PER SHARE
                                     (Thousands of Dollars, Except Per Share Amounts)

                                                              Three Months Ended                Nine Months Ended
                                                                 September 30,                    September 30,
                                                             1995             1994             1995             1994


COMPUTATION OF EARNINGS PER
 SHARE ASSUMING NO DILUTION:
   Net income. . . . . . . . . . . . . . . . . . . . .  $   22,630       $   12,534       $   46,911       $   23,039
   Less:  Preferred stock dividend requirements. . . .      (2,967)          (2,989)          (8,895)          (6,510)

   Net income applicable to common stock . . . . . . .  $   19,663       $    9,545       $   38,016       $   16,529

   Weighted average number of shares of
     common stock outstanding. . . . . . . . . . . . .  43,681,606       43,387,260       43,632,905       43,351,648

   Earnings per share assuming no dilution . . . . . .  $      .45       $      .22       $      .87       $      .38

COMPUTATION OF EARNINGS PER
 SHARE ASSUMING FULL DILUTION:
   Net income. . . . . . . . . . . . . . . . . . . . .  $   22,630       $   12,534       $   46,911       $   23,039
   Less:  Preferred stock dividend requirements. . . .      (2,967)          (2,989)          (8,895)          (6,510)
   Add:  Reduction of preferred stock
     dividends applicable to the assumed
     conversion of Convertible Preferred Stock . . . .       2,695            2,696            8,086            5,630

   Net income applicable to common stock
     assuming full dilution  . . . . . . . . . . . . .  $   22,358       $   12,241       $   46,102       $   22,159

   Weighted average number of shares of
     common stock outstanding. . . . . . . . . . . . .  43,681,606       43,387,260       43,632,905       43,351,648
   Weighted average common stock
     equivalents applicable to stock options . . . . .     401,255           73,816          371,228           51,068
   Weighted average shares issuable upon
     conversion of Convertible Preferred Stock . . . .   6,381,798        6,381,798        6,381,798        4,481,336

   Weighted average shares used for computation. . . .  50,464,659       49,842,874       50,385,931       47,884,052

   Earnings per share assuming full dilution . . . . .  $      .44 <F1>  $      .25 <F2>  $      .91 <F2>  $      .46 <F2>

<F1>
This calculation is submitted in accordance with paragraph 601(b)(11) of Regulation S-K although it is not required by APB Opinion No. 15 because it results in dilution of less than 3%.

<F2>
This calculation is submitted in accordance with paragraph 601(b)(11) of Regulation S-K although it is contrary to APB Opinion No. 15 because it produces an antidilutive result.

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